Exhibit 10.5

Palomar Insurance Holdings, Inc.
c/o Genstar Capital
Four Embarcadero Center
Suite 1900
San Francisco, CA 94111-4191

April 15, 2014

Jon M. Christianson
7575 Eads Avenue, Unit 207
La Jolla, CA 92037

Dear Jon:

This letter (the “Agreement”) will confirm our offer to you of employment with Palomar Insurance Holdings, Inc.  (the “Company”), under the terms and conditions that follow.

1.                                      Position and Duties; Term.

(a)                                 The initial term of this Agreement shall be four (4) years from the date hereof (the “Initial Term”), unless otherwise terminated pursuant to Section 4 hereof.  This Agreement shall automatically renew for successive one (1) year terms (each such renewal term, a “Renewal Term”) unless otherwise terminated pursuant to Section 4 hereof or either party hereto gives written notice of its or his intent not to renew this Agreement at least sixty (60) days prior to the expiration of the then-current term.  The Executive’s continued employment during any Renewal Term shall be in accordance with and governed by this Agreement, unless modified by the parties hereto in writing.  The Initial Term and the Renewal Term are collectively referred to herein as the “Term.”

(b)                                 During the Term, you will be employed by the Company, on a full-time basis, as its Chief Operating Officer.  In addition, you may be asked from time to time to serve as a director or officer of one or more of the Company’s controlled Affiliates, without further compensation.

(c)                                  During the Term, you agree to perform the duties of your position that may be lawfully and reasonably assigned to you from time to time by the Chief Executive Officer.  You will report to the Chief Executive Officer.  You also agree that, while employed by the Company, you will devote your full business time and your reasonable best efforts and business judgment exclusively to the advancement of the business interests of the Company and its Affiliates and to the discharge of your duties and responsibilities for them.

(d)                                 Notwithstanding the restrictions set forth in Section 1(b), you shall be entitled to serve on non-for-profit boards and volunteer in various civic and charitable activities, so long as such activities do not interfere with the faithful performance of your duties and obligations under this Agreement, including, for the avoidance of doubt, the restrictions set forth in Section 3 hereof.

2.                                      Compensation and Benefits.  During the Term, as compensation for all services performed by you for the Company and its Affiliates, the Company will provide you the following pay and benefits:

(a)                                 Base Salary.  The Company will pay you a base salary (“Base Salary”) at the rate of $260,000 per year, payable in accordance with the regular payroll practices of the Company and subject to increase from time to time by the Board of Directors of the Company (the “Board”) in its discretion.

(b)                                 Bonus Compensation.  Upon the Company attaining $50,000,000 in gross written premiums and for each fiscal year completed during your employment under this Agreement thereafter, you will be eligible to earn an annual bonus based upon your performance and that of the Company against goals established by the Board after consultation with you (the “Annual Bonus”).  The amount of the Annual Bonus that you will be eligible to earn during each fiscal year during the Term and the criteria for the Annual Bonus will be established by the Board (or the Compensation Committee thereof).  The bonus plan structure of the Company will offer the potential for an Annual Bonus in excess of the target amount based on the Company’s achievement of financial performance above the annual budgeted target.  The bonus plan structure of the Company will be established each year by the Board (or the Compensation Committee thereof) in conjunction with the annual budgeting process.  You must be employed on December 31st of the fiscal year in which an Annual Bonus is earned in order to be eligible for payment of such Annual Bonus.  The Annual Bonus shall be paid by the Company to you between January 1 and December 31 following the conclusion of the fiscal year for which the Annual Bonus is earned, and in no event later than thirty (30) days after the completion and delivery to the Company of the audited financial statements for the fiscal year in which the Annual Bonus was earned.

(c)                                  Participation in Employee Benefit Plans.  During the Term, you will be eligible to participate in all employee benefit plans from time to time in effect for employees of the Company generally, except to the extent such plans are duplicative of benefits otherwise provided you under this Agreement (e.g., a severance pay plan).  Your participation will be subject to the terms of the applicable plan documents and generally applicable Company policies.  You will have no recourse against either the Company or any Affiliate under this Agreement in the event that the Company should alter, modify, add to or eliminate any employee benefit plans.

(d)                                 Paid Time Off.  During the Term, you will be entitled to four (4) weeks of vacation, in addition to holidays observed by the Company.  Vacation may be taken at such times and intervals as you shall determine, subject to the business needs of the Company.

Unused vacation may be accrued and carried over from one year to the next; provided that no more than ten (10) days may be carried over in any year.  Vacation shall otherwise be subject to the policies of the Company, as in effect from time to time.

(e)                                  Business Expenses.  During the Term, the Company will pay or reimburse you promptly for all reasonable business expenses incurred or paid by you in the performance of your duties and responsibilities for the Company subject to any restrictions on such expenses set by the Company and to such reasonable substantiation and documentation as may be specified by the Company from time to time.  Your right to reimbursement for business expenses shall be subject to the following additional rules:  (i) the amount of expenses eligible for reimbursement during any calendar year shall not affect the expenses eligible for reimbursement in any other taxable year, (ii) reimbursement shall be made promptly, but in no event later than December 31 of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to reimbursement is not subject to liquidation or exchange for any other benefit.

3.                                      Confidential Information and Restricted Activities.

(a)                                 Confidential Information.  During the Term, you will learn of Confidential Information, as defined below, and you may develop Confidential Information on behalf of the Company and its Affiliates.  You agree that you will not use or disclose to any Person (except as required by applicable law or for the good faith performance of your duties and responsibilities for the Company) any Confidential Information obtained by you incident to your employment with the Company or any of its Affiliates.  You agree that this restriction shall continue to apply after your employment terminates, regardless of the reason for such termination.

(b)                                 Protection of Documents.  All documents, records and files, in any media of whatever kind and description, relating to the business, present or otherwise, of the Company or any of its Affiliates, and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by you, shall be the sole and exclusive property of the Company.  You agree to use reasonable best efforts safeguard all Documents and to surrender to the Company, at the time your employment terminates or at such earlier time or times as the Board or its designee may specify, all Documents then in your possession or control.

(c)                                  Assignment of Rights to Intellectual Property.  You shall promptly and fully disclose all Intellectual Property to the Company.  You hereby assign and agree to assign to the Company (or as otherwise directed by the Company) your full right, title and interest in and to all Intellectual Property.  You agree to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property.  You will not charge the Company for time spent in complying with these obligations.  All copyrightable works that you create during the Term shall be considered “work made for hire” and shall, upon creation, be owned exclusively by the Company.

(d)                                 Non-Solicitation.  You acknowledge that, during the Term, you will have access to Confidential Information and trade secrets which, if disclosed, would assist in interference with the Company and its Affiliates, and that you will also generate good will for the Company and its Affiliates.  Therefore, you agree that the following restrictions on your activities during and after the termination of your employment are necessary to protect the good will, Confidential Information and trade secrets of the Company and its Affiliates.

(i)                                     You agree that during the Restricted Period you will not, directly or through any other Person, hire or solicit for hiring any employee of the Company or any of its Affiliates or seek to persuade any employee of the Company or any of its Affiliates to discontinue his/her employment.

(ii)                                  You agree that, during the Restricted Period, you will not disparage or criticize the Company, its Affiliates, their business, their management or their products or services.  Nothing in this paragraph shall preclude you from (a) giving truthful testimony under oath in response to a subpoena or other lawful process or in connection with enforcing any rights or defending any claims hereunder or (b) giving truthful answers in response to an order or directive of a governmental agency or regulatory organization.

(iii)                               You agree that during the Restricted Period you will not, directly or through any other Person, solicit or encourage any customer or prospective customer of the Company or any of its Affiliates or any independent contractor providing services to the Company or any of its Affiliates to terminate or diminish its relationship with them.

(iv)                              For purpose of your obligations hereunder after your employment terminates, an employee, independent contractor, customer, and/or prospective customer includes only those who are such on the date your employment terminates or at any time during the preceding six (6) months.

(v)                                 The term “Restricted Period” means the period during which you are employed by the Company and the twenty-four (24) month period immediately following termination of your employment, regardless of the reason therefor.

(e)                                  In signing this Agreement, you give the Company assurance that you have carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on you under this Section 3.  You agree without reservation that these restraints are necessary for the reasonable and proper protection of the Company and its Affiliates, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area.  You further agree that, were you to breach any of the covenants contained in this Section 3, the damage to the Company and its Affiliates would be irreparable.  You therefore agree that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by you of any of those covenants without having to post bond and will additionally be entitled to an award of its attorney’s fees.  So that the Company may enjoy the full benefit of the covenants contained in this Section 3, you further agree that the Restricted Period shall be told, and shall not run, during the period of any breach by you of any of the covenants contained in this Section 3.  You and the Company further agree that, in the event that any provision of this Section 3 is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, the court shall be authorized to delete overbroad language from, or otherwise modify the language of, such provision to permit its enforcement to the maximum extent permitted by law.  It is also agreed that each of the Company’s Affiliates shall have the right to enforce all of your obligations to that Affiliate under this Agreement, including without limitation pursuant to this Section 3.  Finally, except as otherwise expressly set forth herein, no claimed breach of this Agreement or other violation of law attributed to the Company or change in the nature or scope of your employment shall operate to excuse you from the performance of your obligations under this Section 3.

4.                                      Termination of Employment.  Your employment hereunder shall terminate prior to the expiration of the Term under the following circumstances:

(a)                                 The Company may terminate your employment for cause upon written notice to you setting forth in reasonable detail the nature of the cause.  The following, as determined in good faith by the Board, shall constitute cause for termination:  (i) your refusal or failure to perform (other than by reason of disability), or your material negligence in the performance of your duties and responsibilities to the Company or any of its Affiliates, or your refusal or failure to follow or carry out any reasonable direction of the Board, which refusal, failure or negligence, if susceptible of cure, remains uncured or continues or recurs ten (10) days after written notice from the Company specifying in reasonable detail the nature of such breach, (ii) your material breach of any policy of the Company or its Affiliates or any provision of any agreement to which you and the Company or any of its Affiliates are party, which breach, if susceptible of cure, remains uncured or continues or recurs ten (10) days after written notice from the Company specifying in reasonable detail the nature of such breach (provided that any material breach of any of the terms of Section 3 of this Agreement shall be deemed not susceptible of cure), (iii) commission by you of fraud, embezzlement or theft; (iv) commission by you of any felony or any other crime involving dishonesty or moral turpitude; and (v) any other conduct that involves a breach of fiduciary obligation or otherwise could reasonably be expected to have a material adverse effect upon the business, interests or reputation of the Company or any of its Affiliates, which breach, if susceptible of cure, remains uncured or continues or recurs ten (10) days after written notice from the Company specifying in reasonable detail the nature of such breach.

(b)                                 The Company may terminate your employment at any time other than for cause upon written notice to you.

(c)                                  You may terminate your employment at any time upon thirty (30) days’ written notice to the Company.  The Board may elect to waive such notice period or any portion thereof; but in that event, the Company shall pay you your Base Salary (at the rate then in effect) for that portion of the notice period so waived.

(d)                                 You may terminate your employment with the Company for Good Reason (as defined below) by (i) providing written notice thereof to the Company no later than (30) days following the occurrence of the condition giving rise to Good Reason, which notice shall set forth in reasonable detail the nature of the facts and circumstances which constitute Good Reason, (ii) providing the Company a period of thirty (30) days after receipt of such resignation notice to remedy the condition which constitutes Good Reason and (iii) terminating your employment for Good Reason within thirty (30) days following the expiration of the period to remedy if the Company fails to remedy the condition.  For purposes of this Agreement, “Good Reason” shall mean, in each case without your consent, (i) a material diminution in your authority, duties or responsibilities, (iii) a material diminution in your Base Salary or target Annual Bonus opportunity, (iv) a requirement that you relocate your principal place of employment to a location more than twenty-five (25) miles from its location as of the date hereof or (v) a material breach of this Agreement by the Company.

(e)                                  This Agreement shall automatically terminate in the event of your death during the Term.  In the event you become disabled during the Term and, as a result, are unable to continue to perform substantially all of your duties and responsibilities under this Agreement, with reasonable accommodation, the Company will continue to pay you your Base Salary (at the rate then in effect) and to provide you benefits in accordance with Section 2(c) above, to the extent permitted by plan terms, for one-hundred and eighty (180) days of disability during any period of three hundred and sixty-five (365) consecutive calendar days.  If you are unable to return to work after one-hundred and eighty (180) days of disability (whether consecutive or nonconsecutive), the Company may terminate your employment, upon written notice to you.  If any question shall arise as to whether you are disabled to the extent that you are unable to perform substantially all of your duties and responsibilities for the Company and its Affiliates, you shall, at the Company’s written request, submit to a medical examination by a physician selected by the Company to whom you or your guardian, if any, has no reasonable objection to determine whether you are so disabled, and such determination shall for purposes of this Agreement be conclusive of the issue.  If such a question arises and you fail to submit to the requested medical examination, the Company’s determination of the issue shall be binding on you.

5.                                      Severance Payments and Other Matters Related to Termination.

(a)                                 In the event of termination of your employment with the Company, howsoever occurring, in addition to any amounts previously earned by you under any of the Company’s retirement plans or expressly required to be paid by the Company under applicable law, the Company shall pay you (i) your Base Salary (at the rate then in effect) for the final payroll period of your employment, through the date your employment terminates at the time prescribed by applicable law for such payment; and (ii)

reimbursement for business expenses incurred by you but not yet paid to you as of the date your employment terminates; provided you submit all expenses and supporting documentation required within sixty (60) days of the date your employment terminates, and provided further that such expenses are reimbursable under Company policies as then in effect (all of the foregoing, “Final Compensation”).

(b)                                 In the event of your Separation from Service in connection with any termination of your employment pursuant to Section 4(b) or Section 4(d) hereof, the Company, in addition to Final Compensation, will pay you a sum (the “Severance Pay”) equal to (x) six (6) months of your Base Salary (at the rate then in effect prior to taking in to account any reduction that triggers a termination of your employment pursuant to Section 4(d) hereof), payable in accordance with the Company’s prevailing payroll practices for a period of six (6) months from the date of termination (the “Severance Period”).  Any obligation of the Company to you hereunder, other than for Final Compensation, is conditioned, however, on your signing and returning to the Company a timely and effective release of claims in the form provided to you by the Company not later than five (5) business days following the date your employment is terminated (the “Employee Release”).  You must sign and return (and not revoke) the Employee Release, if at all, by the deadline specified therein, which deadline shall in no event be later than the sixtieth (60th) calendar day following the date your employment is terminated.  The first payment in respect of your Severance Pay will be made on the Company’s next regular payroll date following the later of the effective date of the Employee Release or the date it is received by the Company; but that first payment shall be retroactive to the date of termination; provided, that if your Separation from Service occurs in one taxable year and the revocation period expires in the second taxable year, the payments in respect of your Severance Pay shall commence in the second taxable year.  Notwithstanding anything to the contrary contained in this Agreement, however, in the event that at the time of your Separation from Service you are a “Specified Employee,” any and all amounts payable under this Section 5 in connection with such separation from service that constitute deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), as determined by the Company in its sole discretion, and that would (but for this sentence) be payable within six (6) months following such separation from service, shall instead be paid on the date that follows the date of such separation from service by six (6) months.  For purposes of this Section 5(b), “Separation from Service” shall be determined in a manner consistent with subsection (a)(2)(A)(i) of Section 409A, and the term “Specified Employee” shall mean an individual determined by the Company to be a specified employee as defined in subsection (a)(2)(B)(i) of Section 409A.

(c)                                  Except for any right you may have under the federal law known as “COBRA” to continue participation in the Company’s group health and dental plans at your cost, your participation in all employee benefits shall terminate in accordance with the terms of the applicable benefit plans based on the date of termination of your employment, without regard to any continuation of base salary or other payment to you following termination.

(d)                                 This Agreement is intended to comply with Section 409A or, if applicable, an exemption thereto, and shall be construed and interpreted in a manner consistent with Section 409A or, if applicable, an exemption thereto; provided, however, that in no event shall the Company have any liability relating to the failure of any payment or benefit under this Agreement to be exempt from the requirements of Section 409A.

(e)                                  Provisions of this Agreement shall survive any termination of employment if so provided in this Agreement or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation your obligations under Section 3 of this Agreement.  The obligation of the Company to make payments to you under Section 5(b) are expressly conditioned upon your continued full performance of your obligations under Section 3 hereof.  Upon termination of your employment by either you or the Company, all rights, duties and obligations of you and the Company to each other shall cease, except as otherwise expressly provided in this Agreement.

6.                                      Definitions.  For purposes of this Agreement, the following definitions apply:

(a)                                 “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.  For the avoidance of doubt, “Affiliates” do not include any portfolio company of any investment fund associated with Genstar Capital other than the Company and its direct and indirect parents and subsidiaries.

(b)                                 “Code” means the Internal Revenue Code of 1986, as amended.

(c)                                  “Confidential Information” means any and all information of the Company and its Affiliates that is not generally available to the public.  Confidential Information also includes any information received by the Company or any of its Affiliates from any Person with any understanding, express or implied, that it will not be disclosed.  Confidential Information does not include information that enters the public domain, other than through your breach of your obligations under this Agreement or any other agreement with the Company or any of its Affiliates.

(d)                                 “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust or any other entity or organization, other than the Company or any of its Affiliates.

(e)                                  “Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by you (whether alone or with others, whether or not during normal business hours or on or off Company premises) during your employment that relate either to the business of the Company or to any prospective activity of the Company or any of its Affiliates or that result from any work performed by you for the Company or any of its Affiliates or that make use of Confidential Information or any of the equipment or facilities of the Company or any of its Affiliates.  For the avoidance of doubt, Intellectual Property shall not include any invention that you develop entirely on your own time without using the equipment, supplies, facilities, or trade secrets of the Company or any of its Affiliates, except for those inventions that (a) relate at the time of conception or reduction to practice to the business of the Company or any of its Affiliates or to actual or demonstrable anticipated research or development of the Company or any of its Affiliates, or (b) result from any work performed by you for the Company or any of its Affiliates.

7.                                      Conflicting Agreements.  You hereby represent and warrant that your signing of this Agreement and the performance of your obligations under it will not breach or be in conflict with any other agreement to which you are a party or are bound, and that you are not now subject to any covenants against competition or similar covenants or any court order that could affect the performance of your obligations under this Agreement.  You agree that you will not disclose to or use on behalf of the Company any confidential or proprietary information of a third party without that party’s consent.

8.                                      Withholding.  All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

9.                                      Assignment.  Neither you nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, the Company may assign its rights and obligations under this Agreement without your consent to one of its Affiliates.  This Agreement shall inure to the benefit of and be binding upon you and the Company, and each of our respective successors, executors, administrators, heirs and permitted assigns.

10.                               Severability.  If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

11.                               Miscellaneous.  This Agreement sets forth the entire agreement between you and the Company, and replaces all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the terms and conditions of your employment.  This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and an expressly authorized representative of the Board.  The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.  This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.  This is a Washington contract and shall be governed and construed in accordance with the laws of the State of Washington, without regard to the conflict of laws principles thereof.  Except as provided in Section 3(e) hereof, in any dispute arising under or in connection with this Agreement, the prevailing party shall be entitled to recovery from the other party its reasonable attorney’s fees.

12.                               Notices.  Any notices provided for in this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, and addressed to you at your last known address on the books of the Company or, in the case of the Company, to it at its principal place of business, attention of the Chair of the Board, or to such other address as either party may specify by notice to the other actually received.

If the foregoing is acceptable to you, please sign this letter in the space provided and return it to the Company no later than April 17, 2014.  The enclosed copy is for your records.

{Remainder of Page Left Intentionally Blank; Signature Page Follows}

Sincerely yours,

PALOMAR INSURANCE HOLDINGS, INC.

	By:	/s/ Mac Armstrong
	Name:	Mac Armstrong
	Title:	CEO
Accepted and Agreed:

/s/ Jon M. Christianson
Name: Jon M. Christianson

{Christianson - Employment Agreement}

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to the Employment Agreement (“Amendment”) is by and between Palomar Insurance Holdings, Inc. (“Company”) and Jon M. Christianson, an individual (“Executive”), to be effective as of March 1, 2018 (“Effective Date”) and is intended to amend portions of the Employment Agreement between those parties entered on or around April 15, 2014, (“Employment Agreement”).  Capitalized terms used in this Amendment and not defined have the meanings given them in the Agreement.

WHEREAS, Executive remains employed by Company pursuant to the Employment Agreement;

WHEREAS, Executive and Company desire to amend certain provisions of the Employment Agreement;

NOW THEREFORE, in consideration of the terms and agreements of Company and Executive as set forth in this Amendment, Company and Executive, intending to be legally bound, agree to modify the terms of the Employment Agreement as follows:

A.            Position and Duties; Term. Paragraph 1(a) of the Employment Agreement is amended and restated to read as follows as of the Effective Date of this Agreement:

“This Agreement shall automatically renew for successive one (1) year terms (each such renewal term, “Renewal Term”) unless otherwise terminated pursuant to Section 4 hereof or either party hereto gives written notice of its or his intent not to renew this Agreement at least sixty (60) days prior to the expiration of the then-current term.  The Executive’s continued employment during any Renewal Term shall be in accordance with and governed by this Agreement, unless modified by the parties hereto in writing.  Each successive Renewal Term shall collectively be referred to herein as the ‘Term.’”

B.            Base Salary. Paragraph 2(a) of the Employment Agreement is amended and restated to read as follows as of the Effective Date of this Amendment:

“Your annual Base Salary shall be three hundred and fifty five thousand dollars ($355,000), less all applicable withholdings and deductions and payable in accordance with Company’s standard payroll procedures.  The Base Salary shall be effective for each Renewal Term up to December 31, 2021. Thereafter, Base Salary may be revisited with the Board and determined in the Board’s sole and absolute discretion.”

C.            Bonus Compensation.  Paragraph 2(b) of the Employment Agreement is amended and restated to read as follows effective as of the Effective Date of this Amendment:

“You will be eligible to earn an annual incentive bonus (the “Annual Bonus”) in a target amount (the “Target Bonus”) up to forty percent (40%) of your then-current Base Salary, less applicable withholdings and deductions.  The Annual Bonus structure shall be effective for each Renewal Term up to December 31, 2021.

Thereafter, the Annual Bonus structure will be revisited by the Board (or the Compensation Committee thereof).  The actual amount of the Annual Bonus you receive shall be determined by the Board, in its sole and absolute discretion, based upon your performance and that of the Company against goals established by the Board.  The amount of the Annual Bonus that you will be eligible to earn during each fiscal year during the Term and the criteria for the Annual Bonus will be established by the Board (or the Compensation Committee thereof).  You must be employed on December 31st of the fiscal year in which an Annual Bonus is earned in order to be eligible for payment of such Annual Bonus.  The Annual Bonus shall be paid by the Company to you between January 1 and December 31 following the conclusion of the fiscal year for which the Annual Bonus is earned, and in no event later than thirty (30) days after the completion and delivery to the Company of the audited financial statements for the fiscal year in which the Annual Bonus was earned.”

D.            Tax Treatment.  Executive understands and agrees that Company is neither providing tax nor legal advice, nor is Company making representations regarding tax obligations or consequences, if any.  Executive further agrees that Executive will assume any such tax obligations or consequences that may arise from this Amendment, and that Executive shall not seek any indemnification from Company in this regard.

E.             Other Provisions Remain In Full Force and Effect.  All other provisions of the Employment Agreement regarding Executive’s employment shall remain in effect.

F.              Entire Agreement.  This Amendment and the Employment Agreement (other than the above Paragraphs superseded by this Amendment) constitute the entire agreement between the parties on the subject of Executive’s employment.

G.            Severability.  If any provision of this Amendment, or its application to any person, place, or circumstance, is held by an arbitrator or a court of competent jurisdiction to be invalid, unenforceable, or void, such provision shall be enforced (by blue-penciling or otherwise) to the greatest extent permitted by law, and the remainder of this Amendment and such provision as applied to other persons, places, and circumstances shall remain in full force and effect.

H.           Approval of Amendment.  By their signatures below, the Company and Employee hereby adopt this Amendment.

I.                Necessary Acts.  Each party to this Amendment hereby agrees to perform any further acts and to execute and deliver any further documents that may be necessary or required to carry out the intent and provisions of this Amendment and the transactions contemplated hereby.

J.                Governing Law.  This Amendment shall be governed in all respects by the internal laws of the State of Washington without reference to the conflict of laws principles thereof.

K.            Continued Validity.  Except as otherwise expressly provided herein, the Employment

Agreement shall remain in full force and effect.

L.             Counterparts; Electronic Delivery. This Amendment may be executed in any number of counterparts by the parties hereto all of which together shall constitute one instrument, and such counterparts may be delivered electronically by the parties.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of the Effective Date.

EXECUTIVE

/s/ Jon Christianson
Jon Christianson

PALOMAR INSURANCE HOLDINGS, INC.

BY:	/S/ MAC ARMSTRONG
NAME:	MAC ARMSTRONG
TITLE:	CEO